- PRESS RELEASE -

Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
- or -
734-416-0210

ROFIN REPORTS STRONG RESULTS FOR THE THIRD QUARTER
OF FISCAL YEAR 2015

•	Quarterly earnings per share increased 78% year-over-year to $0.41

•	Year-to-date net income doubled year-over-year to $26.5 million

•	Third quarter gross margin improved to 39% of net sales, on track to meet 40% target for the fourth quarter

•	Strong sequential sales growth in fiber and ultrashort pulse lasers

Plymouth, MI / Hamburg, Germany, August 6, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third fiscal quarter and nine months ended June 30, 2015.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)

	Three months ended			Nine months ended

	6/30/2015	6/30/2014	% Change	6/30/2015	6/30/2014	% Change

Net sales	$132,547	$134,289	-1%	$377,653	$384,067	-2%
RSTI net income	$11,558	$6,496	+78%	$26,462	$13,195	+101%
Earnings per share "Diluted" basis*	$0.41	$0.23	+78%	$0.94	$0.47	+100%

* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.2 million for each of the fiscal quarters, and 28.3 million for each of the nine-month periods ending June 30, 2015 and 2014, respectively.

“We delivered very strong third quarter results that demonstrate that our measures to increase efficiency and profitability are gaining momentum. Both net income and earnings per share rose by 78% year-over-year, and we steadily improved our gross margin. A favorable product mix, combined with more efficient production of our high-power fiber lasers and lower manufacturing costs of our third generation fiber lasers, improved our gross profit margin for the quarter to 39% of net sales, putting us within reach of our 40% target for the fourth fiscal quarter,” commented Thomas Merk, CEO and President of RSTI. “Important highlights of the third quarter were an excellent sales level in the solar industry and a strong medical device business. From a geographical perspective, our North American and Asian businesses performed well, but European revenues continued to suffer from currency effects. Using last fiscal year’s average exchange rates, quarterly revenue would have been $146.8 million, representing a growth of more than 9%.”

“The continued strong demand for our high-power fiber lasers - resulting in 29% sequential growth in unit sales - shows that our technological advancements and vertical integration are paying off. Ultrashort pulse lasers are our second growth focus, with sales increasing by more than 50% sequentially. Further optimization of production costs and diversification of our product and applications portfolio should continue to strengthen our market position and cultivate future business growth. Our substantial backlog of $157.5 million and our favorable business prospects should also contribute to this growth in the near-term. We remain vigilant for ways to streamline our cost structure and increase profitability,” Mr. Merk concluded.

FINANCIAL REVIEW

- Third Quarter -
Net sales totaled $132.5 million for the third quarter ended June 30, 2015, a 1% decrease over the comparable quarter of fiscal year 2014. Gross profit totaled $52.3 million, or 39% of net sales, compared to $46.7 million, or 35% of net sales, in the same period of fiscal year 2014. RSTI net income amounted to $11.6 million, compared to $6.5 million in the third quarter last fiscal year, and represented 9% and 5% of net sales, respectively. The diluted per share calculation equaled $0.41 for the quarter based upon 28.3 million weighted-average common shares outstanding, compared to the diluted per share calculation of $0.23 based upon 28.2 million weighted-average common shares outstanding for the same period in fiscal year 2014.

Third quarter SG&A expenses, including additional costs of $1.1 million related to the recent CEO change, amounted to $24.7 million representing 19% of net sales and decreased by $1.2 million compared to last fiscal year’s third quarter. Net R&D expenses decreased by $1.4 million to $9.9 million (7% of net sales), compared to $11.3 million (8% of net sales) in the third quarter of fiscal year 2014.

Sales of lasers for marking and micro applications increased by 9% to $64.1 million and represented 48% of total sales. Sales of laser products for macro applications decreased by 14% to $48.7 million and accounted for 37% of total sales. Sales of components increased by 5% to $19.7 million, representing 15% of total sales.

On a geographical basis, revenues increased in Asia by 11%, totaling $50.4 million, and by 10% in North America to $27.5 million, whereas net sales in Europe decreased by 15% to $54.6 million during the third quarter of fiscal year 2015.

The following non-GAAP presentation shows the order entry and sales figures for the third quarter of 2015 when applying the average exchange rates of the third quarter of fiscal year 2014:

	6/30/15 GAAP	6/30/15 Non-GAAP	6/30/14 GAAP
Sales	$132,547	$146,793	$134,289
Order Entry	$130,014	$146,896	$144,034

- Nine Months -
For the nine months ended June 30, 2015, net sales totaled $377.7 million, a decrease of $6.4 million, or 2%, over the comparable period in 2014. The fluctuation of the US dollar, mainly against the Euro, resulted in a decrease in net sales of $35.6 million for the nine-month period. Gross profit for the period was $140.3 million, $6.0 million higher than in the same period in 2014. RSTI net income for the nine months ended June 30, 2015, totaled $26.5 million, with diluted earnings per share of $0.94 based upon 28.3 million weighted-average common shares outstanding.

Net sales of lasers for marking and micro applications decreased by $3.3 million, or 2%, to $177.6 million, and net sales of lasers for macro applications decreased by $7.5 million, or 5%, to $144.8 million. Component sales of $55.3 million represented an increase of $4.4 million, or 9%, versus the comparable period in fiscal year 2014.

On a geographical basis, net sales increased in Asia in the first nine months by 6% and totaled $126.2 million (2014: $119.6 million), and by 14% in North America to $84.0 million (2014: $73.7 million), whereas revenues in Europe decreased by 12% to $167.5 million (2014: $190.8 million).

- Backlog -
Order entry for the quarter decreased by 10% to $130.0 million compared to the third quarter of fiscal year 2014 resulting in a backlog of $157.5 million as of June 30, 2015, mainly for laser products. For the third quarter of fiscal year 2015, ROFIN’s book-to-bill ratio was 0.98.

- Outlook -
For the fourth quarter ending September 30, 2015, taking into account the anticipated impact of the average exchange rate and the postponed shipment of one project required by a Chinese customer, the Company expects sales to be in the range of $135 million to $140 million and earnings per share to be in the range of $0.48 to $0.53.

The Company’s fourth quarter guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging.

Actual results may differ from this forecast, including as a result of higher volatility in exchange rates, and are subject to the safe harbor statement discussed in more detail below.

Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance. The Company has chosen to provide this information to investors to enable them to perform comparisons of order entry and sales results.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as CO2 lasers, fiber, solid-state and diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 52,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.

A conference call is scheduled for 11:00 AM Eastern, today, Thursday, August 6, 2015. This call is also being broadcast via live webcast in listen-only mode. The recording will be available on the Company’s home page for approximately 90 days. For the live webcast, please go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. For more information, please contact Briget Ampudia, Taylor Rafferty, New York at +1-212-889-4350 or Miles Chapman, Taylor Rafferty, London at +44-203-666-5069.

(Tables to follow)

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	(unaudited)		(unaudited)

	6/30/2015	6/30/2014	6/30/2015	6/30/2014

- Macro	$48,660	$56,416	$144,742	$152,274
- Marking/Micro	64,129	58,991	177,638	180,874
- Components	19,758	18,882	55,273	50,919
Net Sales	132,547	134,289	377,653	384,067

Costs of goods sold	80,282	87,613	237,364	249,747

Gross profit	52,265	46,676	140,289	134,320
Selling, general and administrative expenses	24,657	25,848	73,246	78,969
Intangibles amortization	739	760	2,274	2,115
Research and development expenses	9,896	11,344	30,222	34,443

Income from operations	16,973	8,724	34,547	18,793

Other income (expense)	(987)	644	2,198	668

Income before income tax	15,986	9,368	36,745	19,461

Income tax expense	4,437	2,929	10,278	6,276

Net income	11,549	6,439	26,467	13,185

Net income (loss) attributable to
non-controlling interest	(9)	(57)	5	(10)

Net income attributable to RSTI	11,558	6,496	26,462	13,195

Net income attributable to RSTI per share
* “diluted” basis	$0.41	$0.23	$0.94	$0.47
** “basic” basis	$0.41	$0.23	$0.94	$0.47
* The diluted per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 28.3 million and 28.2 million for each of the fiscal quarters, and 28.3 million for each of the nine-month periods ending June 30, 2015 and 2014, respectively.
** The basic per share calculation is based on the weighted-average shares outstanding for each period presented, which was 28.2 and 28.0 million for each of the fiscal quarters, and 28.1 million for each of the nine-month periods ending June 30, 2015 and 2014, respectively.

ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	6/30/2015	9/30/2014
ASSETS

Cash, cash equivalents and short-term investments	$172,279	$141,658
Trade accounts receivable, net	86,410	108,026
Inventories, net	184,328	190,321
Other current assets	35,961	33,870
Total current assets	478,978	473,875
Net property and equipment	90,783	79,703
Other non-current assets	125,678	135,007
Total non-current assets	216,461	214,710

Total assets	$695,439	$688,585

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	5,230	3,255
Accounts payable, trade	23,869	22,702
Other current liabilities	81,004	73,896
Total current liabilities	110,103	99,853
Long-term debt	18,416	11,511
Other non-current liabilities	34,905	38,512
Total liabilities	163,424	149,876

Net stockholders' equity	532,015	538,709

Total liabilities and stockholders' equity	$695,439	$688,585

The Company’s conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act.
Certain information in this press release that relates to future plans, events or performance, including statements such as “A favorable product mix, combined with more efficient production of our high-power fiber lasers and lower manufacturing costs of our third generation fiber lasers, improved our gross profit margin for the quarter to 39% of net sales, putting us within reach of our 40% target for the fourth fiscal quarter” or “Further optimization of production costs and diversification of our product and applications portfolio should continue to strengthen our market position and cultivate future business growth. Our substantial backlog of $157.5 million and our favorable business prospects should also contribute to this growth in the near-term. We remain vigilant for ways to streamline our cost structure and increase profitability” or “For the fourth quarter ending September 30, 2015, taking into account the anticipated impact of the average exchange rate and the postponed shipment of one project required by a Chinese customer, the Company expects sales to be in the range of $135 million to $140 million and earnings per share to be in the range of $0.48 to $0.53” or “The Company’s fourth quarter guidance takes into account the estimated unfavorable impact of the average exchange rate resulting mainly from the recent strengthening of the US dollar, to the extent that it continues. The majority of any such impact affects the sales level, with net income being affected to a lesser degree due to natural hedging” is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and solid-state lasers, cyclicality, conflicting patents and other intellectual property rights of fourth parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on Form 10-K. These forward-looking statements represent the Company’s best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.